Exhibit 99.1

Vail Banks, Inc.

For Immediate Release	Contact:
August 25, 2005	Lisa M. Dillon Vice Chairman ldillon@weststarbank.com 970-476-2002

VAIL BANKS, INC. ANNOUNCES GRANT OF
INCENTIVE STOCK OPTIONS

Vail Banks, Inc. (Nasdaq: VAIL) announced today that on August 22, 2005 it completed grants of incentive stock options to Brady Burt, the company’s Executive Vice President and Chief Financial Officer. Additionally, the company entered into a Change In Control Severance Payment Agreement with Mr. Burt.

Mr. Burt was granted 10,000 incentive stock options at an exercise price of $14.74. The stock options stock granted to Mr. Burt vest in four equal installments on the first four anniversaries of the grant date subject to achieving performance measures as established by the Board of Directors. The Change In Control Severance Agreement provides for payment of an amount equal to one year’s salary plus 100% of the incentive payment Burt would have received for the year during which the change in control occurs upon change in control of the Company as defined in the agreement.